Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FOURTH QUARTER 2013 ADJUSTED EPS OF $0.06

FOOTHILL RANCH, Calif. - February 10, 2014 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and twelve-month periods ended December 31, 2013.

"I’m excited to begin my first new year at Skilled Healthcare Group, and proud to be part of an outstanding team of caregivers and employees," said Robert Fish, Chief Executive Officer of Skilled Healthcare Group. "Since joining the Company two months ago, I’ve learned the real strengths within our platform and firmly believe that we can return to our past levels of operational success. In the coming year, we intend to execute on a broad-based, strategic plan that recognizes these strengths - our people, our care capabilities, and our provider and payor relationships foremost among them - and addresses our weaknesses and risks. I look forward to the months ahead."

Fourth Quarter 2013 Results

Continuing Operations

Revenue for the quarter ended December 31, 2013 was $208.3 million, a decrease of 3.3% when compared to $215.5 million in the fourth quarter of 2012. Skilled mix1 increased 10 basis points to 21.3% in the fourth quarter of 2013 from 21.2% in the fourth quarter of 2012. Occupancy declined 70 basis points to 82.2% in the fourth quarter of 2013 from 82.9% in the fourth quarter of 2012. Quality mix2 in the fourth quarter of 2013 decreased 210 basis points to 66.6%, compared to 68.7% in the prior year period.

Adjusted EBITDA3 was $15.8 million, or 7.6% of revenue, for the quarter ended December 31, 2013, a decrease of 33.9% compared to $23.9 million, or 11.1% of revenue, in the same period a year ago. Adjusted EBITDAR3 was $20.5 million, or 9.8% of revenue, for the quarter ended December 31, 2013, a decrease of 28.3% compared to $28.6 million, or 13.3% of revenue, for the quarter ended December 31, 2012.

Net loss for the quarter ended December 31, 2013 totaled $3.0 million, as compared to net income of $5.7 million for the fourth quarter of 2012. Adjusted net income4 for the quarter ended December 31, 2013 totaled $2.1 million, a decrease of 65.6% compared to adjusted net income of $6.1 million for the fourth quarter of 2012. Adjusted net income excludes certain items as described in the Reconciliation of Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes to Adjusted Net Income table at the end of this press release.

Net loss per share was $0.08 for the quarter ended December 31, 2013, as compared to net income per diluted share of $0.15 for the same period in 2012. Adjusted net income per diluted share was $0.06 for the quarter ended December 31, 2013, a decrease of 62.5% compared to adjusted net income per diluted share of $0.16 for the quarter ended December 31, 2012.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended December 31, 2013 was $162.8 million, an increase of $0.8 million, or 0.5%, as compared to $162.0 million for the same period a year ago. Revenue for this segment represented 78.2% of total revenue in the fourth quarter of 2013, compared to 75.2% of total revenue in the fourth quarter of 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $23.1 million for the quarter ended December 31, 2013, a decrease of $2.6 million, or 10.1%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 11.1% of total revenue in the fourth quarter of 2013, compared to 11.9% of total revenue in the fourth quarter of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health services segment, was $22.4 million in the fourth quarter of 2013, a decrease of $5.3 million, or 19.1%, compared to $27.7 million in the fourth quarter of 2012. Average daily hospice census decreased 15.4% to 1,167 for the fourth quarter of 2013, from 1,379 for the fourth quarter of 2012. Results for the fourth quarter of 2013 were negatively affected by hospice cap reserves of $2.2 million as compared to $0.8 million in the fourth quarter of 2012.

Full Year 2013 Results

Continuing Operations

Revenue for the twelve months ended December 31, 2013 was $842.3 million, a decrease of 1.8% when compared to $857.9 million in the twelve months ended December 31, 2012. Skilled mix decreased 20 basis points to 21.8% for the twelve months of 2013 as compared to 22.0% for the same period a year ago. Occupancy declined 80 basis points to 82.2% in the twelve months of 2013 from 83.0% in the twelve months of 2012. Quality mix for the twelve months of 2013 decreased 120 basis points to 68.4%, compared to 69.6% in the prior year period.

Adjusted EBITDA was $69.5 million, or 8.3% of revenue, for the twelve months ended December 31, 2013, a decrease of 31.3% compared to $101.1 million, or 11.8% of revenue, for the same period a year ago. Adjusted EBITDAR3 was $88.3 million, or 10.5% of revenue, for the twelve months of 2013, a decrease of 25.9% compared to $119.1 million, or 13.9% of revenue, for the twelve months of 2012.

Net loss for the twelve months ended December 31, 2013 totaled $10.5 million, as compared to a net income of $21.6 million for the same period in 2012. Adjusted net income decreased 55.4% to $12.0 million for the twelve months ended December 31, 2013 from adjusted net income of $26.9 million for the twelve months of 2012.

Net loss per share was $0.28 for the twelve months ended December 31, 2013, as compared to net income per diluted share of $0.58 for the same period in 2012. Adjusted net income per diluted share was $0.32 for the twelve months of 2013, a decrease of 55.6% compared to adjusted net income per diluted share of $0.72 for the twelve months ended December 31, 2012.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the twelve months ended December 31, 2013 was $641.3 million, a decrease of $5.5 million, or 0.9%, as compared to $646.8 million for the same period a year ago. Revenue for this segment increased to 76.1% of total revenue in the twelve months of 2013, as compared to 75.4% for the same period in 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $102.2 million for the twelve months ended December 31, 2013, an decrease of $2.2 million, or 2.1%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.1% of total revenue in the twelve months of 2013, compared to 12.2% of total revenue in the same period of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health services segment, was $98.8 million in the twelve months of 2013, a decrease of $7.9 million, or 7.4%, compared to $106.7 million in the twelve months of 2012. Average daily hospice census decreased 9.7% to 1,262 for the twelve months ended December 31, 2013, from 1,397 for the twelve months ended December 31, 2012. Results for the twelve months ended December 31, 2013 were negatively affected by hospice cap reserves of $5.6 million recorded in 2013 as compared to $4.1 million recorded in 2012.

Discontinued Operations

The long-term care services segment disposed of two skilled nursing facilities on December 1, 2013. These two facilities had revenue of $2.7 million in the fourth quarter of 2013 and $13.7 million for the twelve months ended December 31, 2013, which is not shown as revenue on the condensed consolidated statement of operations. The combined operating loss for the two skilled nursing facilities was $0.2 million in the fourth quarter of 2013 and $1.3 million for the twelve months ended December 31, 2013. The loss on the disposal of assets for these two facilities was $5.7 million for the quarter and year ended December 31, 2013. The combined loss for these two facilities, net of tax, was $3.6 million in the fourth quarter of 2013 and $4.3 million for the year ended December 31, 2013.

Guidance

Skilled Healthcare Group will not be providing earnings guidance for 2014. However, the Company expects that its 2014 Adjusted EBITDA will improve from 2013 and that it will be in compliance with its debt covenants throughout 2014.

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, February 11th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's fourth quarter and full year 2013 financial results.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference 18746000. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $842 million and approximately 15,000 employees as of December 31, 2013. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 72 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at our affiliated skilled nursing facilities divided by the total number of patient days at our affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense. Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release.

(4)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2014 adjusted EBITDA, debt covenant compliance, future operational success and execution on its strategic plan. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements.

Additionally, the Company faces a number of other risks and uncertainties, including, but not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue:	(Unaudited)		(Audited)
Net patient service revenue	$207,491	$214,698	$839,150	$854,839
Lease facility revenue	787	769	3,122	3,060
	208,278	215,467	842,272	857,899

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	181,707	181,685	731,870	716,506
Rent cost of revenue	4,668	4,635	18,828	17,941
General and administrative	6,837	5,701	26,619	24,249
Change in fair value of contingent consideration	(1,620)	102	(3,702)	817
Depreciation and amortization	6,071	5,930	23,771	23,641
Impairment of long-lived assets	—	—	19,000	—
Loss on disposal of assets	64	—	361	—
	197,727	198,053	816,747	783,154

Other (expenses) income:
Interest expense	(8,105)	(8,884)	(34,258)	(37,760)
Interest income	48	110	335	512
Other (expense) income, net	2	(52)	188	(32)
Equity in earnings of joint venture	480	526	1,949	1,948
Debt modification/retirement costs	(1,308)	—	(2,828)	(4,126)
Total other (expenses) income, net	(8,883)	(8,300)	(34,614)	(39,458)
Income (loss) from continuing operations before provision (benefit) for income taxes	1,668	9,114	(9,089)	35,287
Provision (benefit) for income taxes	1,035	3,202	(2,905)	12,896
Income (loss) from continuing operations	633	5,912	(6,184)	22,391
(Loss) from discontinued operations, net of tax	(3,635)	(217)	(4,300)	(794)
Net (loss) income	$(3,002)	$5,695	$(10,484)	$21,597

(Loss) earnings per share, basic:
Earnings (loss) per common share from continuing operations	$0.02	$0.16	$(0.17)	$0.60
Loss per common share from discontinued operations	(0.10)	(0.01)	(0.11)	(0.02)
(Loss) earnings per share	$(0.08)	$0.15	$(0.28)	$0.58

(Loss) earnings per share, diluted:
Earnings (loss) per common share from continuing operations	$0.02	$0.16	$(0.17)	$0.60
Loss per common share from discontinued operations	(0.10)	(0.01)	(0.11)	(0.02)
(Loss) earnings per share	$(0.08)	$0.15	$(0.28)	$0.58

Weighted-average common shares outstanding, basic	37,431	37,437	37,533	37,389
Weighted-average common shares outstanding, diluted	37,431	37,543	37,533	37,589

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Audited)

	December 31,
	2013	2012
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$4,177	$2,003
Accounts receivable, less allowance for doubtful accounts of $16,665 and $15,646 at December 31, 2013 and December 31, 2012, respectively	107,215	107,245
Other current assets	31,025	29,577
Property and equipment and leased facility assets, net	351,238	380,658
Goodwill	69,065	85,609
Other assets	80,696	77,544
Total assets	$643,416	$682,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$90,158	$90,965
Other long-term liabilities	41,901	42,873
Long-term debt	419,125	448,967
Stockholders’ equity	92,232	99,831
Total liabilities and stockholders’ equity	$643,416	$682,636

	Year Ended December 31,
	2013	2012
Cash Flows Data:
Net cash provided by operating activities	$47,921	$42,676
Net cash used in investing activities	(493)	(19,525)
Net cash used in financing activities	(45,254)	(37,165)
Increase (decrease) in cash and cash equivalents	2,174	(14,014)
Cash and cash equivalents at beginning of period	2,003	16,017
Cash and cash equivalents at end of period	$4,177	$2,003

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

Continuing Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,587	8,595	8,587	8,595
Available patient days	790,128	790,802	3,136,805	3,145,738
Actual patient days	649,237	655,360	2,578,563	2,611,025
Occupancy percentage	82.2%	82.9%	82.2%	83.0%
Average daily number of patients	7,057	7,124	7,065	7,134
Hospice average daily census	1,167	1,379	1,262	1,397
Home health episodic-based admissions	2,103	2,174	8,432	8,341
Home health episodic-based recertifications	497	472	1,942	1,624
EBITDA (in thousands)	$12,161	$23,601	$44,305	$95,382
Adjusted EBITDA (in thousands)	$15,821	$23,920	$69,493	$101,119
Adjusted EBITDA margin	7.6%	11.1%	8.3%	11.8%
Adjusted EBITDAR (in thousands)	$20,489	$28,555	$88,321	$119,060
Adjusted EBITDAR margin	9.8%	13.3%	10.5%	13.9%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
LTC only Medicare (Part A)	$524	$520	$520	$513
Medicare blended rate (Part A & B)	574	578	570	574
Managed care (Part A)	400	380	393	383
Managed care blended rate (Part A & B)	408	391	402	392
Medicaid	168	164	164	160
Private and other	172	173	172	172
Weighted-average for all	$239	$236	$237	$236
Patient days by payor (skilled nursing facilities):
Medicare	75,270	79,604	308,516	339,557
Managed care	62,705	58,872	252,092	233,981
Total skilled mix days	137,975	138,476	560,608	573,538
Private pay and other	103,713	107,148	414,020	421,146
Medicaid	407,549	409,736	1,603,935	1,616,341
Total days	649,237	655,360	2,578,563	2,611,025
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	11.6%	12.1%	12.0%	13.0%
Managed care	9.7	9.1	9.8	9.0
Skilled Mix	21.3	21.2	21.8	22.0
Private pay and other	16.0	16.3	16.1	16.1
Medicaid	62.7	62.5	62.1	61.9
Total	100.0%	100.0%	100.0%	100.0%
Revenue from (total company):
Medicare	29.7%	32.7%	30.9%	33.6%
Managed care, private pay, and other	36.9	36.0	37.5	36.0
Quality mix	66.6	68.7	68.4	69.6
Medicaid	33.4	31.3	31.6	30.4
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of December 31,
	2013	2012
Facilities:
Skilled nursing facilities operated:
Owned	51	52
Leased	21	22
Total skilled nursing facilities operated	72	74
Total licensed beds	8,967	9,181
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	1
Total assisted living facilities	22	22
Total licensed beds	1,212	1,228
Total facilities	99	101
Available bed in service (SNF only)	8,587	8,809
Percentage owned facilities	77.8%	77.2%

 Skilled Healthcare Group, Inc.
Reconciliation of Net (Loss) Income to EBITDA, EBITDAR, Adjusted EBITDA, and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net (loss) income	$(3,002)	$5,695	$(10,484)	$21,597
Interest expense, net of interest income	8,057	8,774	33,923	37,248
Provision (benefit) for income taxes	1,035	3,202	(2,905)	12,896
Depreciation and amortization expense	6,071	5,930	23,771	23,641
EBITDA	12,161	23,601	44,305	95,382
Rent cost of revenue	4,668	4,635	18,828	17,941
EBITDAR	16,829	28,236	63,133	113,323
EBITDA	12,161	23,601	44,305	95,382
Change in fair value of contingent consideration	(1,620)	102	(3,702)	817
Organization restructure costs	337	—	2,343	—
Debt modification/retirement costs	1,308	—	2,828	4,126
Impairment of long-lived assets	—	—	19,000	—
Closure of California home health agency	—	—	419	—
Loss on discontinued operations, net of tax	3,635	217	4,300	794
Adjusted EBITDA	15,821	23,920	69,493	101,119
Rent cost of revenue	4,668	4,635	18,828	17,941
Adjusted EBITDAR	$20,489	$28,555	$88,321	$119,060

Skilled Healthcare Group, Inc.
Reconciliation of Income (Loss) From Continuing Operations Before Provision (Benefit) for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Income (loss) from continuing operations before provision (benefit) for income taxes	$1,668	$9,114	$(9,089)	$35,287
Debt modification/retirement costs	1,308	—	2,828	4,126
Legal expense for non-routine matters	722	634	2,837	1,226
Organization restructure costs	337	—	2,343	—
Impairment of long lived assets	—	—	19,000	—
Closure of California home health agency	—	—	419	—
IT outsourcing evaluation costs	—	110	—	514
Double bond interest expense for bond	—	—	—	1,192
Adjusted income before provision for income taxes	4,035	9,858	18,338	42,345
Adjusted provision for income taxes	1,953	3,723	7,792	15,465
California Enterprise Zone tax credit valuation allowance	—	—	(1,500)	—
Adjusted net income from continuing operations	$2,082	$6,135	$12,046	$26,880

Weighted-average common shares outstanding, diluted	37,793	37,543	37,964	37,589
Adjusted net income per share, diluted	0.06	0.16	0.32	0.72
Effective tax rate	48.4%	37.8%	34.3%	36.5%

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our consolidated and segmented business but are required to reported in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our consolidated and segmented business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Chris Felfe
(949) 282-5800